Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 16, 2005

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    Kintera, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Kintera, Inc. (the “Company”) we are rendering this opinion in connection with the proposed resale of those certain shares of the Company’s Common Stock as set forth in the Registration Statement on Form S-3 to which this opinion is being filed as Exhibit 5.1 (collectively, the “Shares”). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares identified in the above-referenced Registration Statement will be, upon effectiveness of the Registration Statement, validly authorized, legally issued, fully paid, and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,

/s/    MORRISON & FOERSTER LLP

Morrison & Foerster LLP